Filed Pursuant to Rule 424(b)(3)
Registration No. 333-297628

Supplement No. 1, Dated November 13, 2026
(to the Proxy Statement/Prospectus dated November 4, 2026)

SUPPLEMENT TO

PROXY STATEMENT/PROSPECTUS FOR THE SPECIAL MEETING
OF STOCKHOLDERS OF AIR INDUSTRIES GROUP

PROSPECTUS FOR UP TO 126,900,000 (TO BE ADJUSTED TO 25,380,000)

SHARES OF COMMON STOCK OF AIR INDUSTRIES GROUP

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This Supplement No. 1, dated November 13, 2026, updates and supplements the proxy statement/prospectus dated November 4, 2026 (the “proxy statement/prospectus”) of Air Industries Group (“AIR”) with information relating to (1) an extension of AIR’s Current Credit Facility and (2) an extension of the Subordinated Notes. AIR filed the proxy statement/prospectus with the U.S. Securities and Exchange Commission (“SEC”) as part of a Registration Statement on Form S-4 (Registration No. 333-297628).

This Supplement is being filed by the Company with the SEC to supplement certain information contained in the proxy statement/prospectus. Except as otherwise set forth below, the information set forth in the proxy statement/prospectus remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the proxy statement/prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the proxy statement/prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the proxy statement/prospectus and all accompanying annexes. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 16 of the proxy statement/prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, or the other transactions contemplated by the merger agreement, or determined that the proxy statement/prospectus as supplemented hereby is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement to the proxy statement/prospectus is dated November 13, 2026.

Amendment of Current Credit Facility and Subordinated Notes

The Company’s Current Credit Facility with Santander Bank, N. A., as successor to Webster Bank, National Association (the “Bank”), was entered into on December 31, 2019, was amended several times, and now provides for a $20,000,000 revolving loan (“Revolving Line of Credit”), and a $5,700,000 term loan (“Term Loan”). An additional advance under the Term Loan was made during the first quarter of 2025 in the amount of $1,640,000. The Company’s obligations under the Current Credit Facility are secured by a lien on substantially all of the assets of the Company.

On November 9, 2026, AIR entered into a Thirteenth Amendment to the Current Credit Facility with the Bank, which extended the maturity date of the revolving credit and term loans under the Current Credit Facility to April 30, 2027. A copy of the Thirteenth Amendment is annexed as Exhibit 10.1 to a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2026, and reference is made thereto for the complete terms and conditions of the Thirteenth Amendment. As consideration for the Bank’s agreement to extend the maturity date of the Current Credit Facility, AIR paid an amendment fee of $50,000 and agreed to pay an additional fee of $50,000 on the maturity date.

Concurrently with the extension of the Current Credit Facility, Michael Taglich and Robert Taglich, the holders of our Subordinated Notes, agreed to extend the maturity date of the Subordinated Notes until May 1, 2027. In consideration of the agreement of the holders of the Subordinated Notes to the extension, the Company agreed that if the contemplated merger with Tenax Aerospace Acquisition, LLC does not occur on or prior to November 30, 2026, effective December 1, 2026, the principal amount of each Subordinated Note would be increased by 2%; effective December 1, 2026, the interest rate of each Subordinated Note would be reset at the greater of (x) 12.5% and (y) the Secured Overnight Financing Rate (“SOFR”) plus 8.5%, and if the Company were to default in the payment of any principal or interest payable, the interest rate would increase to the greater of (x) 24% and (y) SOFR plus 15%. The conversion prices of the Subordinated Notes that are convertible into AIR common stock were not changed in connection with these amendments.